Exhibit 3.1
ARTICLES OF AMENDMENT
OF
WELLS CORE OFFICE INCOME REIT, INC.

THIS IS TO CERTIFY THAT:

FIRST:    Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), Wells Core Office Income REIT, Inc. (the “Corporation”) desires to amend its charter as currently in effect and is hereinafter amended as follows:

SECOND:    Article Second of the Corporation’s charter shall be amended as follows:

The name of the Corporation is Signature Office REIT, Inc. (the “Corporation”).

THIRD: This amendment to the Corporation’s charter was approved by a majority of the entire Board of Directors of the Corporation. This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment of its charter to be signed in its name and on its behalf by its Senior Vice President and attested to by its Executive Vice President, Secretary and Treasurer on this 2nd day of January, 2014.

SIGNATURE OFFICE REIT, INC.
(f/k/a Wells Core Office Income REIT, Inc.)

By:    /s/ Glen F. Smith
Glen F. Smith
Senior Vice President

ATTEST:

By:    /s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and
Treasurer